EXHIBIT 10.5

3M 1997 GENERAL EMPLOYEES STOCK PURCHASE PLAN

(as amended through November 8, 2004)

SECTION 1  DEFINITIONS

For the purpose of this Plan:

1.01.        Plan.  The term “Plan” shall mean the 1997 General Employees Stock Purchase Plan, the terms and provisions of which are set forth herein.

1.02.        Company. The term “Company” shall mean 3M Company and such subsidiaries as may be designated by the Board of Directors from time to time.

1.03.        Stock.  The term “Stock” shall mean the common stock, without par value, of Minnesota Mining and Manufacturing Company.

1.04.        Participant.  The term “Participant” shall mean an employee who has authorized payroll deductions in the manner set forth in the Plan.  Each Participant shall have the same rights and privileges as every other Participant.

1.05.        Current Compensation.  The term “Current Compensation” shall mean the actual gross earnings of each Participant for each pay period applicable to such Participant before any deductions have been made.

1.06         Regular Employee.   The term “Regular Employee” shall mean an individual recognized as such in the employment records and information systems of the Company.  Such term shall not include individuals recognized in the employment records and information systems of the Company as temporary employees, nor shall it include independent contractors or leased employees of the Company.

1.07         Voice Response System.   The term “Voice Response System” shall mean a telephone answering service or Internet-based website by which eligible employees and Participants may elect to participate in the Plan, give instructions and make elections by electronic communication to the Company or by speaking with a representative of the Company.

1.08         1992 Plan.   The term “1992 Plan” shall mean the 1992 General Employees Stock Purchase Plan.

1.09         Effective Date.      The term “Effective Date” shall mean the date upon which this Plan becomes effective, determined in accordance with Section 12.01.

SECTION 2  ELIGIBLE EMPLOYEES

Any Regular Employee of the Company shall be eligible to participate in the Plan in the month following the month in which he or she completes two months of service.

SECTION 3  ELECTION TO PARTICIPATE

3.01.        An eligible employee may participate in the Plan only by voluntary payroll deductions from Current Compensation.

3.02.        Unless and until the Company implements a Voice Response System, an eligible employee may elect to participate in this Plan by completing and returning to Employee Administrative Services of the Company a form known as “Stock Authorization” which authorizes regular payroll deductions from the employee’s Current Compensation beginning no later than the first pay period commencing in the month following receipt of the form by Employee Administrative Services and continuing until the employee withdraws from the Plan or his or her option is terminated for any reason.  If and when the Company implements a Voice Response System, both initial elections to participate in the Plan and changes in elections will be made by using such Voice Response System in accordance with uniform procedures established by the Company.

3.03.        With the following exceptions, all elections made by participants under the 1992 Plan and outstanding as of 11:59 PM CT on June 30, 1997 shall be transferred to and remain in effect under this Plan (until changed by the respective Participant) from and after 12:01 AM CT on July 1, 1997.  Elections to participate by making elections under the 3M Flexible Benefits Program which result in unutilized flex dollars being credited to participants’ stock option accounts will not be recognized by the Plan.  Elections to purchase Stock in five, fifteen or fifty share units will be recognized simply as elections to participate under this Plan without regard to such block size.

SECTION 4  GRANTING OF OPTION

4.01.        An option for as many shares of Stock as may be purchased with each Participant’s Stock Option Account balance as of the last business day of each calendar month shall be granted to such Participant on the first trading day on the New York Stock Exchange of such month.

4.02.        No Participant may be granted options which would permit his or her right to purchase Stock under the Plan (and, for 1997, under the 1992 Plan) to accrue at a rate which would exceed $25,000 of fair market value (determined at the time the option is granted) for each calendar year in which such options are outstanding at any time.

SECTION 5  OPTION PRICE

The option price for each share of Stock shall be eighty-five percent (85%) of the fair market value of such shares on the New York Stock Exchange on the date the option is granted, rounded up to the next higher even cent. The fair market value shall be the mean between the high and low sales price for such shares on the New York Stock Exchange.

SECTION 6  PAYROLL DEDUCTIONS

6.01.        A Participant may elect payroll deductions in whole percentages from three to ten percent of Current Compensation, subject to the individual limit set forth in Section 4.02 herein.  With the exception of account balances carried over from the 1992 Plan, no deductions shall commence prior to the granting of the option.

6.02.        A Participant may at any time increase or reduce the amount of his or her payroll deduction within the limitations of Section 6.01 by completing a “Payroll Data Record.” The change shall become effective not later than the next pay period commencing after receipt of the form by Employee Administrative Services of the Company.

6.03.        Payroll deductions will be credited to each Participant’s Stock Option Account on the last business day of each month for deductions withheld from payrolls and received at the Company’s payroll bank account on or prior to that date.

SECTION 7  STOCK OPTION ACCOUNT

All funds withheld from a Participant’s Current Compensation in accordance with his or her authorization shall be credited to the Participant’s Stock Option Account.  Unless required by law, a Participant may not make any separate cash payment into his or her Stock Option Account.  Unused funds remaining in a participant’s stock option account under the 1992 Plan following the termination of such plan will be transferred and credited to the Participant’s Stock Option Account under this Plan as of the Effective Date.

SECTION 8  EXERCISE OF OPTIONS

8.01.        On the last business day of each month during which a Participant has a Stock Option Account balance, the Participant’s option shall automatically be exercised at the option price for that month, unless the Participant withdraws from the Plan prior to such day.

8.02.        If on the exercise date the fair market value of a share of Stock on the New York Stock Exchange is lower than the Participant’s option price, the option will be exercised at the fair market value of such shares on the New York Stock Exchange on the exercise date.

8.03         As soon as practicable after the exercise of a Participant’s option, the shares purchased upon the exercise of such option will be credited to the Participant’s book entry account established by the Company with its stock transfer agent.

SECTION 9  TERMINATION OF PARTICIPATION

9.01.        A Participant who is participating through voluntary payroll deductions may at any time, by written notice on a Payroll Data Record, cease making any further payroll deductions.  In such event, the Company shall refund within 45 days, the entire balance in the Participant’s Stock Option Account (if any).  A Participant may, however, make only one election to withdraw from or to re-enter the Plan in any one calendar month.

9.02.        Participation under the Plan shall automatically cease upon the date of a Participant’s death or termination of employment for reasons other than retirement, and the amount credited to the Participant’s Stock Option Account (if any) shall be refunded within 45 days to him or her or to his or her estate.

9.03.        When a Participant retires, the Participant’s option for the month immediately preceding his or her retirement will be automatically exercised on the last business day of such month to the extent of the funds in his or her Stock Option Account.  Following such exercise, the Participant’s participation in this Plan will end.

9.04.        Approved leave of absence or layoff shall not be deemed a termination of employment for purposes of Section 9.

SECTION 10  TRANSFERABILITY

10.01.      The options may not be assigned, transferred, pledged, or hypothecated (whether by operation of law or otherwise), and shall not be subject to execution, attachment, or similar process.  Any attempted assignment, transfer, pledge, hypothecation, other disposition of the option, or levy of attachment or similar process upon the option shall be null and void and without effect.  The option may be exercised only by the Participant.

10.02.      The funds accumulated in the Stock Option Account may not be assigned, transferred, pledged, or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation or other disposition of the funds accumulated in the Stock Option Account shall be null and void and without effect.

SECTION 11  ISSUANCE AND SALE OF SHARES

11.01.      Effective for shares purchased on or after January 1, 2005, a Participant may not sell or otherwise transfer the shares of Stock purchased upon the exercise of an option granted under this Plan during the one-year period following the date on which the option was exercised; provided, however, that this prohibition will not apply and such shares may be transferred or sold following the death of the Participant; and provided further, that such shares may be sold (subject to the provisions of Section 11.02) following the retirement or termination of employment of the Participant.

11.02.      Effective for shares purchased on or after January 1, 2005, a Participant subject to U.S. income taxes may not sell or otherwise transfer the shares of Stock purchased upon the exercise of an option granted under this Plan, except for sales through the designated broker selected by the Company, during the one-year period following the first anniversary of the date on which the option was exercised; provided, however, that this prohibition will not apply and such shares may be transferred or sold following the death of the Participant.

11.03.      Any attempt by a Participant to sell or transfer shares of Stock at a time or in a manner that is inconsistent with the provisions of Sections 11.01 or 11.02 will be considered null and void and of no effect.

11.04.      After the restrictions on sale or transfer of shares of Stock described in Sections 11.01 and 11.02 have expired or become inapplicable, a Participant may receive certificates for the shares of Stock purchased upon the exercise of options granted under this Plan only by furnishing an appropriate written or electronic request to the Company or its agent in accordance with its instructions.

11.05.      The Company shall not be required to issue or deliver any certificate for Stock purchased upon the exercise of options granted hereunder (i) prior to the admission of such Stock to listing on any stock exchange on which Stock may at that time be listed or required to be listed, or (ii) prior to registration under the Securities Act of 1933, or registrations under any state or foreign laws, if such registration is required.  The Company will use its best efforts to accomplish such listing or registration not later than a reasonable time following each exercise of such options, and delivery of Stock by the Company may be deferred until listing or registration is accomplished.

11.06.      A Participant shall have no interest in the Stock covered by the options until the shares purchased in accordance with Section 8 are credited to the Participant’s book entry account.

SECTION 12  EFFECTIVE DATE AND AMENDMENT

OR TERMINATION OF PLAN

12.01.      The Plan shall become effective on the date fixed by the Board of Directors after approval by the stockholders.

12.02.      The Plan shall automatically terminate five years from the Effective Date unless extended by the Board of Directors.  The Board of Directors may by resolution extend the Plan for one or more additional periods of one year each.

12.03.      The Board of Directors may at any time terminate or amend the Plan except that no amendment shall be made without prior approval of the stockholders which would (i) authorize the issuance of more than 30,000,000 unissued shares of Stock (after adjustment for stock splits), (ii) permit the issuance of Stock before payment thereof in full, (iii) increase the rate of payroll deductions above ten percent of Current Compensation, (iv) reduce the price per share at which the Stock may be sold, or (v) authorize the sale of more than an aggregate of 30,000,000 shares of Stock (after adjustment for stock splits).

12.04.      Upon termination of the Plan, the Participant’s option shall be exercised for the number of whole and fractional shares which can be purchased with the funds credited to the Participant’s Stock Option Account on the date of termination.  Any balance remaining after said exercise shall be refunded to the Participant.

SECTION 13  ADMINISTRATION

The Plan shall be administered under the direction of the Compensation Committee of the Board of Directors.  In administering the Plan, it will be necessary to follow various laws and regulations.  It may be necessary from time to time to change or waive requirements of the Plan to conform with the law, to meet special circumstances not anticipated or covered in the Plan, or to carry on successful operations of the Plan.  Therefore, it is necessary for the Company to reserve the right to make variations in the provisions of the Plan and to determine any questions which may arise regarding interpretation and application of the Plan’s provisions.  The Committee’s determinations as to the interpretation and operation of this Plan shall be final and conclusive.

SECTION 14  STOCK DIVIDEND, STOCK SPLIT, REDUCTION IN

SHARES, MERGER, OR CONSOLIDATION

If a record date for a stock dividend, split, or reduction in the number of shares of Stock should occur during the option period, appropriate adjustments in numbers of shares and option prices shall be made to give effect thereto on an equitable basis.

If the Company is merged into or consolidated with one or more corporations during the option period, appropriate adjustments shall be made to give effect thereto on an equitable basis in terms of issuance of shares of the corporation surviving the merger or the consolidated corporation, as the case may be.

SECTION 15  STOCK TO BE SOLD

The aggregate number of shares of Stock which may be optioned and sold under the Plan shall not exceed 30,000,000 shares, all or any portion of which may be treasury shares, shares reacquired from time to time, or authorized but unissued shares.  In the event of a reclassification or stock split of the Stock, the foregoing number of shares shall be appropriately adjusted.

SECTION 16  FUNDS IN STOCK OPTION ACCOUNT

The funds deducted and retained from the Participants shall be accounted for in U.S. dollars and shall be remitted to 3M Company as directed by the Company.  The funds in the Stock Option Account, after receipt by 3M Company, shall be under the direction of 3M Company and applied to the payment for Stock at the time the Participant’s options are exercised.

No interest will be accumulated or paid by the Company on funds held in the Stock Option Account.

SECTION 17  NOTICES

Notices to the Committee shall be addressed as follows:

Compensation Committee

c/o 3M Secretary

P. O. Box 33428

St. Paul, MN 55144-1000

SECTION 18  OTHER COMPANY BENEFIT AND

COMPENSATION PROGRAMS

Unless otherwise specifically determined by the Committee, the receipt by Participants of options under the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, severance program, or severance pay law of any country.  Further, the Company may adopt other compensation programs, plans, or arrangements as it deems appropriate or necessary.

SECTION 19  FUTURE RIGHTS

No participant shall have any rights under the Plan to be retained in the employ of the Company.